-2-
BAODOCS1/0026561.01
                        EXHIBIT 99.2

NEWS RELEASE


                CONTACT:  MWW/Strategic Communications, Inc.
                          Michael W. Kempner -- 201-507-9500

                            Merry-Go-Round Enterprises, Inc.
                               Isaac Kaufman -- 410-538-1000




                                       FOR IMMEDIATE RELEASE

MERRY-GO-ROUND   ENTERPRISES  ANNOUNCES  INCREASED   WORKING
CAPITAL AVAILABILITY

       Joppa,  MD  -  November  13,  1995  -  Merry-Go-Round

Enterprises,  Inc. (NYSE:MGR) announced today  that  it  has reached  an  agreement  with its  DIP  lenders  and  certain unsecured creditors of the Company (the "Term Lender"),  for increased  availability of up to $22.5 million  through  the holiday ordering season under its current DIP facility.

      Of  the increased availability, $7.5 million is to  be

advanced  immediately  in  full,  up  to  $7.5  million   is

available  immediately  (subject to the  advance  terms  and conditions  of  the  agreement and to a  satisfactory  store

closing  plan),  and  $7.5  million  is  available  in   the

discretion of the Term Lender, upon request by the Company.

      "Management  believes that this increased availability

under  the  DIP  facility  supports  its  new  merchandising strategy and its decision to concentrate on operating

                           -more-

MGRE DIP/TAKE 2

only  the best performing stores," said a spokesman for  the

Company.  "The increased availability under the DIP facility will  help  facilitate a steady stream  of  fresh  inventory receipts  as  the  Company moves into the important  holiday season."

      The  spokesman  noted that the current adverse  retail

conditions  have had an impact on sales for  many  specialty

retailers,  including  MGRE.   This  general  weakness   and

uncertainty  within the specialty retail market  has  caused certain  factors and vendors to take a conservative approach to  their  extension of credit.  MGRE sought the  additional

DIP  credit  availability to help ensure timely  merchandise receipts prior to the commencement of the holiday season.

      The  amendment to the loan agreement also  provides  a

limited waiver of compliance with a certain covenant for the third  quarter,  modifies  or waives  certain  covenants  to enable  the  proposed store closings, and sets certain  cash borrowing  base requirements for the latter half of  January

1996.    The  agreement  is  subject  to  approval  by   the

Bankruptcy Court, final documentation and payment of fees.

      Merry-Go-Round Enterprises, Inc. is specialty  apparel

chain selling contemporary fashions for young men and women.

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